                                                       EXHIBIT 11

                        ABBOTT LABORATORIES AND SUBSIDIARIES

                      CALCULATION OF EARNINGS PER COMMON SHARE

             (DOLLARS AND SHARES IN MILLIONS EXCEPT PER SHARE AMOUNTS)


                                              THREE MONTHS ENDED MARCH 31
                                              ---------------------------
                                                 1998        1997
                                                 ----        ----

1.   Net earnings                             $  589.6       $  534.8
                                              ---------      ---------
2.   Average number of common shares
     outstanding                                 764.0          774.0
                                              ---------      ---------
3.   Basic earnings per common share
     (1 divided by 2)                         $     .77      $     .69
                                              ---------      ---------
                                              ---------      ---------

4.   Diluted earnings per common share:

     a. Stock options granted and outstanding
        for which the market price at
        quarter-end exceeds
        the option price                          27.8           28.6
                                              ---------      ---------
                                              ---------      ---------


     b. Aggregate proceeds to the Company
        from the exercise of options in 4.a:

        1. Cash received upon exercise       $ 1,181.8       $  942.8
                                              ----------     ----------

        2. Tax benefits to be credited
           to earnings employed in the
           business                               82.0           63.6
                                              ----------     ----------

          Total proceeds (sum of 1-2)        $ 1,263.8      $ 1,006.4
                                              ----------     ----------
                                              ----------     ----------
     c. Average market price of the
        Company's common stock               $    72.846    $    56.038
                                              ----------     ----------
                                              ----------     ----------

     d. Shares which could be repurchased
        under the treasury stock
        method (4.b. divided by 4.c.)             17.3           18.0
                                              ----------     ----------
                                              ----------     ----------

     e. Addition to average outstanding
        shares (4.a. - 4.d.)                      10.5           10.6
                                              ----------     ----------
                                              ----------     ----------

     f. Shares for diluted earnings per common
        share calculation (2. + 4.e.)            774.5          784.6
                                              ----------     ----------
                                              ----------     ----------

     g. Diluted earnings per common share
        (1. divided by 4.f.)                   $    .76         $  .68
                                              ----------     ----------
                                              ----------     ----------